 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated October 29, 2015 with respect to the audited balance sheet of Go2green Landscaping, Inc. (the “Company”) as of September 30, 2015 and the related statements of operations, stockholders' equity and cash flows for the period from September 16, 2015 (inception) through September 30, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 1, 2016